EMPLOYMENT AGREEMENT

(Chief Executive Officer)

This employment agreement (this "Agreement"), dated as of April 1, 2005 (the "Effective Date"), is between Analytical Surveys, Inc., a Colorado corporation whose principal executive offices are located in San Antonio, Texas ("Employer"), and Lori Jones ("Officer") and is being executed on June 23, 2005.

Recitals

A. The Company appointed Officer to its Board of Directors on December 13, 2004, and as Chief Executive Officer on December 20, 2004. Officer has been retained by the Company under an Employment Agreement dated as of January 20, 2003 (the "Old Agreement"), which expired as of March 31, 2005. Employer wishes to continue to retain the services of Officer, and Employer and Officer wish to formalize the terms and conditions of their agreements and understandings.

    Officer's employment by Employer, the mutual covenants stated in this Agreement, and other valuable consideration, the receipt of which are acknowledged by Officer, are sufficient consideration for this Agreement.

C. This Agreement supersedes and replaces any prior employment agreements entered into by and between Employer and Officer, including the Old Agreement, including the amendment to Old Agreement dated November 26, 2003.

  EMPLOYMENT AND DUTIES

    Term of Employment. The Company appointed Officer to its Board of Directors on December 13, 2004, and as Chief Executive Officer on December 20, 2004. This Agreement will commence on the Effective Date and will continue until terminated pursuant to Article II.

    Duties of Employment. From and after the Effective Date, the Company shall employ Officer in the position of Chief Executive Officer "CEO"), or in such other positions as the Parties mutually may agree. Officer agrees to serve as CEO and to perform diligently and to the best of her abilities the duties and services consistent with her position as are determined and directed by the Board of Directors of the Company ("Board of Directors"), or as are necessary, in the reasonable judgment of Officer, to carry out her duties specified herein. In her capacity as CEO and performing duties under this Agreement, Officer will at all times act in conformity with business and strategic plans approved from time to time by the Board of Directors.

    Location of Office. The Company shall maintain a full-time office for the Officer at the Company's San Antonio, Texas location.

    Duties of Fiduciary and of Loyalty. Officer acknowledges and agrees that, at all times during the employment relationship, Officer owes fiduciary duties to the Company, including, but not limited to, fiduciary duties of the highest loyalty, fidelity and allegiance, to act at all times in the best interests of the Company, to make full disclosure to the Company of all information that pertains to the Company's business and interests, to do no act which would injure the Company's business, its interests, or its reputation, and to refrain from using for Officer's own benefit or for the benefit of others any information or opportunities pertaining to the Company's business or interests that are entrusted to Officer or that she learned while employed by the Company. Officer acknowledges and agrees that, upon termination of the employment relationship, Officer shall continue to refrain from using for her own benefit or the benefit of others, or from disclosing to others, any Confidential Information (as defined in Article V) or confidential opportunities pertaining to the Company's business or interests that were entrusted to Officer during the employment relationship or that she learned while employed by the Company.

    Conflict of Interest. Officer agrees, during the period of her employment by the Company, to devote her full business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board of Directors. It is agreed that any direct or indirect interest in connection with, or any benefit from, any outside activities, particularly commercial activities, which might in any way adversely affect the Company or any of its affiliates involves a possible conflict of interest. In keeping with Officer's fiduciary duties to the Company, Officer agrees that during the employment relationship Officer shall not knowingly become involved in a conflict of interest with the Company or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Officer agrees that Officer shall disclose to the Board of Directors any facts which might involve such a conflict of interest that has not been approved in writing by the Board of Directors. The foregoing notwithstanding, the Parties recognize and agree that Officer may engage in passive personal investments and charitable or public service activities and serve on the boards of directors of corporations or charities to the extent that such activities do not conflict with the business and affairs of the Company or interfere with Officer's performance of her duties and obligations hereunder.

    Officer's Other Obligations. Officer represents to the Company that she does not have any obligations to or agreements with other persons or entities (regardless of whether Officer believes such obligations or agreements to be enforceable or valid) which may prevent her from performing her duties as stated in this Agreement.

  TERM AND TERMINATION OF EMPLOYMENT

    Termination of Employment by the Company. Employer may terminate Officer's employment with Employer at any time, for Cause, upon notice to Officer. "Cause" means (1) any fraud, theft or intentional misappropriation perpetrated by Officer against Employer; (2) conviction of Officer of a felony; (3) a material and willful breach of this Agreement by Officer, if Officer does not correct such breach within a reasonable period after Employer gives notice to Officer (with such notice to specify in reasonable detail the action or inaction that constitutes such breach); (4) willful or gross misconduct in any material manner by Officer in the performance of duties under this Agreement; or (5) the chronic, repeated, or persistent failure of Officer in any material respect to perform Officer's obligations as an executive officer of Employer (other than by reason of a disability as determined under common law or any pertinent statutory provision, including without limitation the Americans with Disabilities Act), if Officer does not correct such failure within a reasonable period after Employer gives notice to Officer (with such notice to specify in reasonable detail the action or inaction that constitutes such failure). Employer and Officer agree that the provisions of (5) are not intended to provide grounds for a termination for Cause merely because of a failure on the part of Officer to satisfy performance goals set by Employer as long as Officer is performing services in a manner reasonably expected of an executive officer.

  Section 2.2 Notice of Termination. If the Company desires to terminate Officer's employment hereunder as provided in Section 2.1, the Company shall do so by giving notice to Officer that it has elected to terminate Officer's employment hereunder and stating the effective date and reason, if any, for such termination. In the event of such termination, the provisions of Articles IV through VII hereof shall continue to apply in accordance with their terms.

  COMPENSATION AND BENEFITS

    Compensation. During the term of this Agreement, the Company shall provide compensation to Officer in the following forms. This Article may be amended from time to time by the parties by letter agreement signed by both parties.

      Base Salary. Officer shall receive an annual base salary of $175,000 less all applicable tax withholdings.

      Bonus. See Exhibit 1, attached and incorporated herein for all purposes.

    (c) Stock Options.

    (i) Grant of Option. The Company granted to Officer an option to purchase up to forty thousand (40,000) shares of the common stock of the Company exercisable at the price per share of $2.30 per share ("Stock Option"), which represented the fair value of the Company's common stock on March 11, 2005, the date of such grant, subject to all of the terms and conditions of this Agreement.

    (ii) Vesting of Shares. This Stock Option shall be exercisable as it vests. Subject to the terms and conditions of the Plan and this Agreement, this Stock Option shall vest 25% on each six-month anniversary of the grant. To the extent not earlier exercised or terminated as provided in this Agreement, the Stock Option shall expire on the tenth anniversary of the Effective Date of this Agreement.

    (iii) Termination. If Officer has her employment with the Company terminated for any reason other than Officer's death, then this Stock Option, to the extent (and only to the extent) that it is vested (or becomes vested) in accordance with the terms of this Agreement on the date of termination, may be exercised by Officer no later than one hundred eighty (180) days after the termination date. In the event of Officer's death, then this Stock Option, to the extent (and only to the extent) that it is vested (or becomes vested as a result thereof) in accordance with this Agreement on the date of Officer's death, may be exercised by the Officer's estate or beneficiary for a period of one year from the date of Officer's death.

    Benefits. During the term of this Agreement, Officer shall be afforded the following benefits as incidences of her employment:

      Vacation; Holidays; Sick Leave. During employment, the Officer shall be entitled to sick leave, holidays and annual vacation leave, in accordance with the regular policies of the Company. Officer will be entitled to vacation of not less than 4 weeks per 12-months of employment, in accordance with the procedures prescribed by Employer's regular vacation policies established for senior executives. Officer may accrue any unused vacation time from year to year (up to a limit of 8 weeks of unused vacation, with any unused vacation in excess of 8 weeks to be paid in cash at or promptly after the end of any 12-month period, based on Officer's then current Base Salary for the year in which such excess vacation accrued), and Employer will compensate Officer upon termination of employment for any unused vacation time based on Officer's then current Base Salary.

      Officer and, to the extent applicable, Officer's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program as it applies to Officer, so long as such changes are similarly applicable to all executive employees of the Company.

    Payroll. Officer shall receive all compensation pursuant to this Agreement in accordance with the Company's customary payroll practices.

  EFFECT OF TERMINATION ON COMPENSATION

Section 4.2 Termination and Severance Pay.

(a) If Officer terminates employment for Good Reason or if Employer terminates Officer's employment without Cause,

(1) Officer will receive all earned Base Salary and Benefits under Article III only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment); and

(2) For each of the 12 successive months immediately following Officer's last day of employment with Employer, Employer will pay to Officer, as severance pay, an amount equal to 100% of Officer's Base Salary then in effect, payable in accordance with the Company's regular pay dates, beginning on the first pay date immediately following Officer's last day of employment with Employer on which Officer otherwise would have been paid had Officer's employment not terminated. In addition, Officer will receive in full the remainder of any bonus payments due under Paragraph 2 of Exhibit 1, in accordance with the schedule set forth in such Paragraph (2), if a termination occurs under this Section 4.2(a) before March 31, 2006.

(b) If Employer terminates Officer's employment for Cause or if Officer terminates employment voluntarily,

(1) Officer will receive all earned Base Salary and Benefits under Article III only through the last day of Officer's employment with Employer (as well as reimbursement of expenses incurred through the last day of Officer's employment); and

(2) Officer will receive no severance pay. If a termination occurs under this Section 4.2(b), then Officer will receive in full the remainder of any bonus payments due under paragraph 1 of Exhibit 1 only if (i) such termination is a voluntary termination by Officer, (ii) there has occurred at or before the time of such termination a sale of all or substantially all the assets of Employer or Employer has merged with or into, or consolidated with, a person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), under circumstances in which the Board of Directors has not recommended to the shareholders of Employer that such transaction occur, and (iii) the provisions of Section 4.3(b) do not apply.

"Good Reason" means (a) any material reduction in the scope of Officer's responsibilities (measured from the date of this Agreement), but the hiring of a Chief Operating Officer who reports to Officer will not be considered such a material reduction; any demotion in title from that of President and Chief Executive Officer; or the imposition of any requirement that Officer report, on a general basis, to any person other than Employer's Chairman of the Board of Directors or the Board of Directors (and committees thereof) as a whole; (b) the occurrence of a material breach of this Agreement by Employer, which breach remains uncured for 45 days after Officer gives Employer notice of such breach (describing the breach in reasonable detail); (c) any material reduction in the benefits afforded to Officer as provided for in Employer's Employee Handbook, as measured from the date of this Agreement; or (d) the occurrence of a Change in Control and (1) the expiration of 90 days or (2) the termination of Officer's employment without Cause after or upon such Change in Control, whichever of (1) and (2) occurs first.

    Change in Control.

(a) For purposes of this Agreement, and except as set forth in 4.3(b) a "Change in Control" of Employer will be deemed to occur if (i) the Board of Directors recommends to the shareholders of Employer that all or substantially all of the assets of Employer be sold, or that Employer be merged with or into, or consolidated with, a person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), (ii) the shareholders of Employer approve such transaction, and (iii) such transaction actually is consummated.

(b) No Change in Control will be deemed to have occurred for any merger or consolidation with a subsidiary of Employer, or the creation of a holding company structure where no material change in beneficial ownership occurs, or any such transaction where only the state of incorporation of Employer changes. A Change in Control also will not be deemed to occur with respect to Officer if, after the purchase of assets or the merger or consolidation, a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of the corporation (or other entity) acquiring all or substantially all of the assets of Employer are beneficially owned, directly or indirectly, by Officer or by a group, acting in concert, that includes Officer.

  CONFIDENTIAL INFORMATION

    Company Provided Access to Confidential Information and Company Relationships. In connection with Officer's employment by the Company and in return for Officer's promises herein, specifically including those in Section 5.2, the Company will provide Officer with and access to the Company's confidential information including, without limitation, information pertaining to the Company's past, current and future business plans, corporate opportunities, operations, acquisition, merger or sale strategies, product development, product names and marks, marketing, cost and pricing structure, margins, profitability, operation and production procedures or results, partners, partnership or other business arrangements or agreements with third parties, customers, customer sales volumes, customer contracts, books, records and documents, technical information, equipment, services and processes (collectively, "Confidential Information"). The Company also shall provide to Officer access to and the opportunity to develop business relationships with the Company's customers, clients, vendors and partners with whom the Company has developed goodwill and to which Officer would not otherwise have access (collectively, "Company Relationships"). Notwithstanding anything in this Section 5.1 to the contrary, "Confidential Information" and "Company Relationships" shall not include information or relationships that (i) was/were in the Officer's possession or within the Officer's knowledge before her employment with the Company (including employment prior to this agreement), or (ii) is or becomes generally known to persons who could take economic advantage of it (other than officers, directors, and employees of the Company) without breach of an obligation to the Company.

    Value and Non-Disclosure/Non-Use of Confidential Information and Access to Company Relationships. Officer acknowledges that the Company's business is highly competitive and that the Confidential Information and opportunity to develop relationships with Company customers, clients, vendors or partners promised by the Company are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company's competitors which do not know or use this information. Officer further acknowledges that protection of the Confidential Information and Customer Relationships against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Officer hereby agrees that she will not, at any time during or after her employment by the Company, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Customer Relationships, except (a) for the benefit of, and on behalf of, the Company or (b) as required to be disclosed pursuant to legal process (e.g., a subpoena), provided that the Officer notifies the Company immediately upon receiving or becoming aware of the legal process in question so that the Company may have the opportunity to seek a protective or other order to restrict or prevent such disclosure.

    Third-Party Information. Officer acknowledges that, as a result of her employment by the Company, she will have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the Company. Officer agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

    Return of Documents and Electronic Data. All written or electronic or other data or materials, records and other documents made by, or coming into the possession of, Officer while employed by the Company which contain or disclose the Confidential Information and/or Customer Relationships shall be and remain the property of the Company. Upon request, and in any event without request upon termination of Officer's employment by the Company, for any reason, she promptly shall deliver the same, and all copies, derivatives and extracts thereof, to the Company.

    Breach of this Article. Officer understands and agrees that the restrictions in this Article do not terminate when Officer's employment terminates. Officer understands and agrees that such restrictions may limit her ability to engage in a business similar to the Company's business in a position similar to her position with the Company because such a position would inevitably and unavoidably require him to disclose the Confidential Information and Company Relationships protected herein, but acknowledges that she will receive sufficient monetary and other consideration from the Company hereunder to justify such restriction. Officer acknowledges that money damages would not be sufficient remedy for any breach of this Article V by Officer, and the Company shall be entitled to enforce the provisions of this Article V by specific performance and injunctive relief, in each case as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Officer and her agents involved in such breach.

  INVENTIONS, DISCOVERIES AND COPYRIGHTS

  Section 6.1 Work Product. Officer acknowledges and agrees that all work product generated, produced, created, prepared and the materials and information used to generate the final work product for Company and/or its clients belongs to the Company, its clients or both. Officer agrees that:

  (a) all the work product she creates, generates, produces or prepares during and within the course and scope of her employment relationship with the Company shall be works for hire under the copyright laws of the United States;

  (b) to the extent that any of the work product may not, by operation of law, be works for hire under the copyright laws of the United States, Officer shall assign and hereby does assign, transfer and convey to the Company all Officer's rights, title and interest, including copyright rights, to such work products; and

  (c) Officer will furnish to the Company and execute all written assignments, transfers, affidavits, certifications and other documents as may be necessary to confirm or preserve the Company's ownership of the copyright and other rights in and to the work product.

  MISCELLANEOUS

    Statements by Officer. The Officer shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the Company, any of its subsidiaries or affiliates, or any of such other entities' officers, employees, shareholders, investors, directors, agents or representatives that are slanderous, libelous, disparaging, or defamatory; or that disclose private or confidential information about the Company, any of its subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, shareholders, directors, agents, investors, or representatives. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights afforded the Officer and the Company and its subsidiaries and affiliates, if any, under this provision are in addition to any and all rights and remedies otherwise afforded by law.

    Successors/Assignment. Officer acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Officer's services, rights, benefits and obligations under this Agreement are personal and such services, rights, benefits, and obligations may not be assigned.

    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed, faxed or otherwise delivered by any means which provides a receipt upon delivery and addressed as follows:

If to the Company to:

    Board of Directors

    Analytical Surveys, Inc.

    9725 Datapoint Drive, Suite 300B

    San Antonio, Texas 78229

    Fax: (210) 599-3162

    with a copy to:

    Loeffler Tuggey Pauerstein Rosenthal LLP

    755 East Mulberry
    Suite 200
    San Antonio, Texas 78212

    Attention: Tim Tuggey

    Fax: (210) 354-4034

If to Officer:	To Officer's current residence as shown on Employer's records.

    or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

    Applicable Law, Jurisdiction and Mandatory Forum. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. Any suit by either Party to enforce any right hereunder or to obtain a declaration of any right or obligation hereunder must be brought in any state or federal court of competent jurisdiction in Texas.

    No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

    Withholding of Taxes and Other Items. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, local or other taxes as may be required pursuant to any law, governmental regulation or ruling. Furthermore, should Officer owe the Company any money at the time of termination of employment, Officer authorizes and consents to the Company deducting the amount owed by Officer from compensation otherwise owed Officer, to the extent permitted by law.

    Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

    Affiliate. As used in this Agreement, "affiliate" shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

Section 7.11 Indemnification.

(a) In addition to and not in limitation of any rights Officer has under the Articles of Incorporation and Bylaws of the Company, if in the course of performing her services for the Company in accordance with the terms of her Agreement, Officer is made a party defendant in any litigation, arbitration, or other legal proceeding, and provided that Officer has not exceeded her authority or otherwise acted contrary to the terms of this Agreement with respect to the matter involved, then the Company shall indemnify, defend and hold Officer harmless from any loss, liability, damages, costs and expenses, including reasonable attorneys' fees.

(b) Officer shall indemnify, defend and hold the Company, its subsidiaries and affiliates, its officers and directors and its successors and assigns, if any, harmless from any loss, liability, damages, costs and expenses, including reasonable attorneys' fees, arising out of or related to any unauthorized activity of Officer or any activity of Officer not related to or beyond the scope of her employment by the Company.

Section 7.12 Entire Agreement. This Agreement contains all the covenants, promises, representations, warranties and agreements between the Parties with respect to employment of Officer by the Company. Each Party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either Party, or by anyone acting on behalf of either Party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Officer by the Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the Party to be charged.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

COMPANY:

Analytical Surveys, Inc.

By:

Its: Chairman of the Board of Directors

OFFICER:

_______________

EXHIBIT 1

Bonus Provisions

Employer will pay to Officer a bonus in the amounts and at the times set forth below:

    Significant Event. $50,000, payable monthly in twelve equal installments of $4,166.67, beginning on the first pay period that occurs after Officer facilitates shareholder approval or closing of an acquisition, merger or other strategic transactions with an organization acceptable to the Board of Directors and/or the shareholders of the Company. The Board of Directors, at its discretion, may elect to pay the bonus in one installment upon shareholder approval or closing of such transaction.